Exhibit 99.1

Contacts:	Investors: Michael Polyviou/Peter
Ralph Harms	Schmidt
Transmeta Corporation	(212) 850-5748
(408) 919-3000	Media: Lisa Cradit
(212) 850-5642
TRANSMETA REPORTS THIRD QUARTER 2006 RESULTS
Shows profit in Q3 citing favorable timing on licensing revenue; narrows full-year revenue guidance and anticipates lower than expected net loss
SANTA CLARA, CA. – November 2, 2006 – Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced financial results for the fiscal 2006 third quarter ended September 30, 2006.
Highlights for the 2006 Third Quarter
•	Recorded third quarter revenue of $17.3 million, which included $10.0 million of license revenue, $6.8 million of service revenue and $0.5 million of end-of-life or end-of-program product revenue
•	Achieved first profitable quarter without the benefit of significant end-of-life product revenue, with net income of $2.5 million, or $0.01 per share
•	Announced Toshiba’s decision to expand its license to Transmeta’s LongRun2™ technologies for any semiconductor device that Toshiba might manufacture through the 22 nanometer generation
•	Tightly managed expenses to limit SG&A and R&D expenses to $9.7 million, compared to prior guidance of $10.5 to $12.0 million
•	Integrated logistical processes, developed marketing materials and completed training in support of AMD’s distribution of the Efficeon processor for pay-as-you-go computing in emerging markets for the Microsoft FlexGo program
•	Shortly after the end of the third quarter, filed patent infringement lawsuit against Intel for infringement of 10 Transmeta US patents covering computer architecture and power efficiency technologies
“Our third quarter revenue exceeded our expectations, primarily as a result of Toshiba’s decision to expand its field of use rights for our LongRun2 technologies and our excellent execution of the associated technology transfer, which allowed us to recognize all the Toshiba licensing revenue in the quarter,” commented Arthur L. Swift, president and CEO. “This marked the first quarter under our new business model in which we achieved profitability solely from our licensing and services business, and without the benefit of any significant end-of-life product sales. Although we are pleased by these results, our goal remains to achieve sustained profitability with an expanded customer base and more consistent revenue streams.”
Financial Update
Revenue for the third quarter of 2006 was $17.3 million, as compared to $27.9 million in the third quarter of 2005, the latter of which included $7.9 million of end-of-life product revenue. The $17.3 million of revenue this quarter included $10.0 million of license revenue and $6.8 million of service revenue. Gross margin for the third quarter of 2006 was 77.1%, as compared to a gross margin of 70.5% for the third quarter of 2005. The increased gross margin was due largely to a higher proportion of more profitable licensing revenue in the overall quarterly revenue. The Company had a net income of $2.5 million, or a net income of $0.01 per share, for the third quarter of 2006, as compared with a net income of $10.1 million, or net income of $0.05 per share, in the third quarter of 2005.
The Company’s cash, cash equivalents and short term investments at September 30, 2006 totaled $50.7 million. In addition, the Company has a debt-free balance sheet.
Guidance
The Company is narrowing its full year guidance for FY2006 as follows:
•	Full year revenue within a range of $48.0 to $54.0 million, versus prior guidance of $48.0 to $58.0 million
•	Net loss of $22 million to $18 million, or a loss of $0.11 to $0.09 per share, compared to prior guidance of $26 to $16 million, which includes non-cash charges of $7 million of patent amortization and $6 million of stock option compensation expense
•	Full year negative operating cash flow of $26 million to $22 million, compared to prior guidance of $28 to $20 million
“We remain focused on monetizing the investments made by the Company over the past decade as our commitment to technological innovation has produced highly valuable intellectual property,” continued Swift. “Recently, we have taken an important additional step to unlock shareholder value by demonstrating that we will defend our intellectual property rights, when necessary, through legal means.”
Conference Call
As previously announced, Transmeta’s management will host a conference call today at 5:00 p.m. Eastern time / 2:00 p.m. Pacific time to discuss the operating performance for the quarter. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (913) 981-5546. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 11:59 p.m. Pacific time on November 9. The phone number to access the recording is (888) 203-1112, and the passcode is 3274810. For callers outside the U.S., please dial (719) 457-0820, with the same passcode
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We now also provide, through strategic alliances and under contract, engineering services that leverage our microprocessor design and development capabilities. In addition to our microprocessor product and services businesses, we also develop and license advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, the risk that we might not successfully negotiate any additional agreements to provide engineering services, the potential loss of key technical and business personnel, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta, LongRun2 and Efficeon are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

Transmeta Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2006	December 31, 2005 (1)
ASSETS
Current assets:
Cash and cash equivalents	$18,759	$27,659
Short-term investments	31,942	28,811
Accounts receivable	285	1,686
Inventories	933	265
Prepaid and other current assets	1,859	2,279

Total current assets	53,778	60,700

Property, plant and equipment, net	1,201	1,623
Patents and patent rights, net	10,946	16,080
Other assets	919	911

TOTAL ASSETS	$66,844	$79,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,297	$1,521
Accrued compensation and benefits	2,765	3,279
Deferred income, net	47	5,937
Accrued other	1,872	2,109
Advances from customers	1,320	7,260
Accrued restructuring costs	1,821	1,803

Total current liabilities	9,122	21,909

Long-term accrued restructuring costs	1,223	2,453

Total liabilities	10,345	24,362

Stockholders’ equity:
Common stock	722,156	713,129
Treasury stock	(2,439)	(2,439)
Accumulated other comprehensive loss	(78)	(195)
Accumulated deficit	(663,140)	(655,543)

Total stockholders’ equity	56,499	54,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$66,844	$79,314

(1)	Derived from the Company’s audited financial statements as of December 31, 2005, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

TRANSMETA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenue:
Product	$507	$7,927	$1,457	$21,401
License	10,000	9,628	10,000	19,628
Service	6,810	10,308	34,700	18,390

Total revenue	17,317	27,863	46,157	59,419

Cost of revenue
Product (1)	9	2,167	109	10,869
License	39	46	39	71
Service (1)	3,913	6,017	20,589	10,330

Total cost of revenue	3,961	8,230	20,737	21,270

Gross profit	13,356	19,633	25,420	38,149

Operating expenses:
Research and development (1)	4,838	1,905	12,859	17,118
Selling, general and administrative (1)	4,847	4,523	16,434	17,475
Restructuring charges	107	1,529	277	2,884
Amortization of intangible assets	1,711	1,711	5,134	5,133
Stock compensation	—	—	—	(48)

Total operating expenses	11,503	9,668	34,704	42,562

Operating income (loss)	1,853	9,965	(9,284)	(4,413)
Interest income and other, net	708	305	1,801	644
Interest expense	(42)	(132)	(114)	(346)

Net income (loss)	$2,519	$10,138	$(7,597)	$(4,115)

Net income (loss) per share — basic and diluted	$0.01	$0.05	$(0.04)	$(0.02)

Weighted average shares outstanding — basic	196,636	190,933	195,255	189,984

Weighted average shares outstanding — diluted	199,809	197,767	195,255	189,984

(1) Includes stock-based compensation charges as follows:
Cost of product revenue	$(4)	$—	$5	$—
Cost of service revenue	239	—	1,603	—
Research and development	339	—	1,000	—
Selling, general and administrative	527	—	1,720	—

Total stock-based compensation	$1,101	$—	$4,328	$—